Exhibit 10.2

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AGREEMENT

This PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) dated as of April 1, 2022 (the “Date of Grant”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island”) and <<Participant Name>> (the “Participant”).

WHEREAS, Gulf Island has adopted the Amended and Restated 2015 Stock Incentive Plan (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Gulf Island, or its delegee, may, among other things, grant performance-based restricted stock units payable in shares of Gulf Island common stock, no par value per share (the “Common Stock”) and “other stock-based awards” payable in Common Stock or cash based on the value of the Common Stock, to officers and key employees of Gulf Island or its subsidiaries (collectively, the “Company”); and

WHEREAS, the Committee believes that entering into this Agreement with the Participant is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Gulf Island and the Participant hereby agree as follows:

1.
AWARD OF PERFORMANCE-BASED RESTRICTED STOCK UNITS

1.1Subject to the terms of this Agreement, effective as of the Date of Grant, Gulf Island hereby grants to the Participant an award of ___________ (the “Target Award”) performance-based restricted stock units ("PSUs"). Each PSU represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The actual number of PSUs that may be earned will depend on the Company’s level of achievement and the Committee’s certification of the performance goal specified in Section 1.2 during the period beginning January 1, 2022, and ending December 31, 2022 (the “Performance Period”).  Any PSUs that are deemed not subject to vesting as of the end of the Performance Period shall be forfeited.

1.2Provided the Participant satisfies the service conditions set forth in Section 1.5, between 0% and 200% of the Target Award may be earned based on the Company’s achievement during the Performance Period of the strategic initiatives set forth on Appendix A hereto, as determined and evaluated in the sole discretion of the Committee (with such amount referred to herein as the “Final PSUs”).

1.3Following the end of the Performance Period, the Committee shall, within a reasonably practicable time, determine the results of the performance goal set forth in Section 1.2 and the resulting number of Final PSUs, if any, that may be earned based on the level of achievement of the performance goal. Such determination shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.  Any portion of the Target Award in excess of the Final PSU amount shall immediately be forfeited.

1.4The Final PSUs shall vest, subject to the conditions of Sections 2 and 3, on the following dates (each, a “Vesting Date”):

Scheduled Vesting Date	Amount of Final PSUs To Vest
First Anniversary of Date of Grant	33%
Second Anniversary of Date of Grant	33%
Third Anniversary of Date of Grant	Remaining balance

2.
ISSUANCE OF SHARES UPON VESTING

2.1As soon as practicable after each Vesting Date, but no later than 30 days from such date, Gulf Island will credit the Participant’s brokerage account with the shares of Common Stock issuable upon vesting.  If the Participant has not established a brokerage account, the shares will be held by Gulf Island’s transfer agent until such time as the Participant opens an account.

2.2Upon issuance of such shares of Common Stock, the Participant is free to hold or dispose of such shares, subject to applicable securities laws and any internal policy then in effect and applicable to the Participant, such as Gulf Island’s Insider Trading Policy.

2.3If the total number of shares of Common Stock earned by the Participant under all Incentives granted to him during 2022 would exceed the numerical limit on shares of Common Stock that may be covered by Incentives granted under the Plan to an individual in a single calendar year as provided in the Plan (the “Share Limit”), then any PSUs earned under this Agreement, that, if issued as shares of Common Stock, would exceed the Share Limit, will instead be settled in cash rather than shares of Common Stock.1

3.
TERMINATION OF EMPLOYMENT; CHANGE OF CONTROL

3.1If the Participant’s employment terminates for any reason prior to the vesting of some or all of the PSUs (except in connection with a Change of Control as described in Section 3.2 below and Section 12.10 of the Plan), all unvested PSUs granted hereunder shall immediately be forfeited.

3.2If a Change of Control occurs prior the end of the Performance Period, the performance goal in Section 1.2 shall be waived and the Final PSUs shall equal the Target Award, which will continue to be subject to the vesting schedule set for in Section 1.5.  If a Change of Control occurs after the end of the Performance Period but before the Final PSUs have fully vested in accordance with Section 1.5 above, the unvested PSUs shall vest and all restrictions shall lapse, if, within one year following such Change of Control, the Participant’s employment with the Company is terminated by the Company without Cause or by such Participant with Good Reason, as further described in Section 12.10 of the Plan.

[1]	To be included if applicable.

4.
FORFEITURE OF AWARD

4.1If the Participant engages in grossly negligent conduct or intentional misconduct that either (a) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the final Vesting Date set forth in Section 1.5 or (b) results in an increase of the value of the PSUs upon vesting, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the shares of Common Stock received upon vesting during the three-year period following such conduct and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (b) above (the “Excess Shares”).  All determinations regarding the amount of the Excess Shares shall be made solely by the Committee in good faith.

4.2This award is also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the United States Securities and Exchange Commission or national securities exchanges thereunder.

4.3If the Committee determines that the Participant owes any amount to the Company under Sections 4.1 or 4.2 above, the Participant shall return to the Company the Excess Shares (or the shares recoverable under Section 4.2) acquired by the Participant pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if no longer held by the Participant, the Participant shall pay to the Company, without interest, all cash, securities or other assets received by the Participant upon the sale or transfer of such shares.  The Participant acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Participant from time to time for any reason (including without limitation amounts owed to the Participant as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay).  Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes it, the Participant hereby agrees to pay immediately the unpaid balance to the Company.

5.
WITHHOLDING TAXES; TAX TREATMENT

5.1At the time that all or any portion of the PSUs vest, the Participant must deliver to Gulf Island the amount of any taxes required by law to be withheld.  In accordance with the terms of the Plan, the Participant may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have Gulf Island withhold from the shares of the Participant otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).

5.2The PSUs are intended to satisfy the short-term deferral exception to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and shall be interpreted, construed and administered in accordance with such exception.  Notwithstanding anything in this Agreement to the contrary, if the PSUs constitute “deferred compensation” under Section 409A and the payout of the PSUs is accelerated pursuant to

Section 3, a distribution of shares, or cash if applicable, to the Participant shall be delayed for a period of six months after the Participant’s termination of employment, if the Participant is a key employee (as defined under Section 409A) and if so required pursuant to Section 409A.  If settlement of the PSUs is so delayed, the PSUs shall be settled within 30 days of the date that is the six-month anniversary of the Participant’s termination of employment. Notwithstanding any provision to the contrary herein, distributions to be made upon a termination of employment hereunder may only be made upon a “separation from service” as defined under Section 409A.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.

6.
ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if at any time Gulf Island further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant hereto, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Gulf Island.  Gulf Island agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

7.
NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Participant’s employment relationship with the Company at any time.

8.
BINDING EFFECT

This Agreement may not be transferred, assigned pledged or hypothecated in any manner at law or otherwise, other than by will or by the laws of descent and distribution, if applicable, and shall not be subject to execution, attachment or similar process.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted successors.

9.
INCONSISTENT PROVISIONS

The PSUs granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement.  If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control.  The Participant acknowledges that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to the Participant and that the Participant was advised to review such materials prior to entering into this Agreement.  The Participant waives the right to claim that the provisions of the Plan are not binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives and successors.

10.
GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.  For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the PSUs or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Harris County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

11.
MISCELLANEOUS

11.1The Participant understands and acknowledges that he is one of a limited number of employees of the Company who have been selected to receive equity grants and that this grant is considered confidential information.  The Participant hereby covenants and agrees not to disclose the award of PSUs pursuant to this Agreement to any other person except (a) the Participant’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (b) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, (c) to the extent the terms of this Agreement have been publicly disclosed by the Company and (d) as may be required pursuant to Section 16 of the Securities Exchange Act of 1934.

11.2The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.

11.3Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.  Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

11.4Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 16225 Park Ten Place, Suite 300, Houston, Texas, 77084, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Participant by a notice delivered in accordance with this Section 11.4. All notices to the Participant shall be delivered to the Participant’s address on file with the Company or at such other address as the Participant may specify in writing to the Secretary by a notice delivered in accordance with this Section 11.4 and Section 11.7.

11.5If any term or provision of this Agreement, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Participant and Gulf Island intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.6Gulf Island’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future.  Gulf Island shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement.  The Participant or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.

11.7Gulf Island may, in its sole discretion, deliver any documents related to the Participant’s current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  By accepting the terms of this Agreement, the Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by Gulf Island or a third party designated by Gulf Island.

11.8The Participant must expressly accept the terms and conditions of this Agreement by executing this Agreement in a timely manner.  If the Participant does not accept the terms of this Agreement, the PSUs are subject to cancellation.

12.
ENTIRE AGREEMENT; MODIFICATION; WAIVER

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 11.7.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the acceptance of the Agreement shall be void and ineffective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Gulf Island Fabrication, Inc.

By:

{Insert name}

Participant

Appendix A

to

PERFORMANCE-BASED RESTRICTED STOCK UNIT

AGREEMENT

(2022 Award)